                                                                   EXHIBIT 99.4*





* Management's Discussion and Analysis of Financial Condition and Results of Operations of Concurrent Computer Corporation. References in Exhibit 99.4 to "the Company" refer to Concurrent.

    Concurrent is subject to the informational requirements in the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission, to which reference is made for detailed financial and other information regarding Concurrent.
Such reports, proxy statements and other information can be inspected and copied at the Commission's offices at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551 and can be inspected and copied at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, on which the Concurrent Common Stock is listed. The Commission does not approve or disapprove or pass upon the accuracy or the adequacy of reports, proxy statements or other information filed with it. The Registrant does not warrant the accuracy or completeness of such reports, proxy statements or other information nor that there have not occurred events not yet publicly disclosed by Concurrent which would affect either the accuracy or the completeness of the information concerning Concurrent included herein.





                              Exhibit 99.4, Page 1

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    On March 26, 1996 the Company and Harris Computer Systems Corporation ("HCSC") jointly signed the purchase and sale agreement for the previously announced transaction (the "Transaction") in which HCSC agreed to sell its real-time business to the Company. The agreement is a modification of the proposed transaction structure previously announced November 6, 1995. The Transaction will result in the combination of the real-time businesses of both companies. Under the Transaction, HCSC will sell its real-time computing business (retaining its trusted systems computing business) and 683,178 shares of HCSC common stock to Concurrent, in exchange for 10 million shares of Concurrent common stock and approximately $10 million liquidation preference of Concurrent convertible, exchangeable preferred stock (the "Preferred Stock"), subject to adjustments in certain circumstances, with a 9% coupon, convertible into Concurrent common stock at a rate of $2.50 per share subject to mandatory redemption in ten years unless previously converted. Upon completion of the Transaction, Concurrent and HCSC shareholders will own approximately 77% and 23% respectively, of Concurrent, and HCSC shareholders and Concurrent will own approximately 91% and 9%, respectively, of HCSC. HCSC shareholder ownership interest in Concurrent would increase to approximately 29% upon full conversion of the Preferred Stock. The Transaction is subject to a number of conditions including the approval of the shareholders of both companies. The Transaction is expected to be completed by June 30, 1996, although there can be no assurances.

    The Transaction is expected to generate significant cost savings as early as the first fiscal year after completion of the Transaction. Such savings will be primarily obtained through headcount reductions and facilities cost reductions. These savings are expected to be obtained through a variety of actions including, among others: the integration of corporate management and administrative functions; the consolidation of production and research and development facilities; and, the consolidation of sales/service offices. Accordingly, the Company expects to take a material charge in the period in which the Transaction is consummated to record the related business integration costs, including: severance payments; outplacement expenses; office and plant closing costs; the write-down of equipment and other surplus assets and office and equipment relocation expenses.

    Net sales for the quarter ended March 31, 1996 increased by $1.7 million over the prior quarter. The $1.7 million increase in net sales was largely due to an increase in international open systems shipments. This continues a trend experienced in the last five quarters whereby the Company's international revenues have exceeded those of North America. As a result of the distractions and uncertainties associated with the Transaction, net sales for the quarter ended June 30, 1996 are expected to be the lowest quarterly revenues for the fiscal year 1996.

    The uncertainties and distractions associated with the development and implementation of the Company's integration plan may have a material adverse effect on the Company's financial performance and financial condition in the quarter ending June 30, 1996 and beyond. The Company's objective is to minimize such potential negative impact and to manage its costs based on anticipated revenue levels.

SELECTED OPERATING DATA AS A PERCENTAGE OF NET SALES

    The Company considers its computer systems and service business (including maintenance, support and training) to be one class of products which accounted for the percentages of net sales set forth below. The following table sets forth selected operating data as a percentage of net sales for certain items in the Company's consolidated statements of operations for the periods indicated.





                              Exhibit 99.4, Page 1

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                             Three Months Ended                Nine Months Ended
                                                                  March 31,                         March 31,
                                                                  ---------                         ---------
                                                               1996         1995               1996         1995
                                                               ----         ----               ----         ----
       Net sales:
         Computer systems                                      52.8%       44.8%               46.3%        52.8%
         Service and other                                     47.2        55.2                53.7         47.2
                                                              -----       -----               -----        -----
           Total net sales                                    100.0       100.0               100.0        100.0

       Cost of sales (% of respective sales
       category):
         Computer systems                                      56.1        62.7                56.4         52.6
         Service and other                                     60.9        62.3                58.7         61.4
                                                              -----       -----               -----        -----

           Total cost of sales                                 58.4        62.5                57.6         56.7

       Gross margin                                            41.6        37.5                42.4         43.3

       Operating expenses:
         Research and development                              10.7        15.5                12.8         14.1
         Selling, general and                                                                  28.4         26.4
          administrative                                       25.5        28.5
         Provision for restructuring                              -         8.9                 1.7          2.5
         Sales and use tax credit                                 -           -                   -         (0.9)
                                                              -----       -----               -----        -----

           Total operating expenses                            36.2        52.9                42.9         42.1
                                                              -----       -----               -----        -----

       Operating income (loss)                                  5.4       (15.4)                (.5)         1.2

       Interest expense                                        (2.0)       (2.4)               (2.4)        (1.9)
       Interest income                                            -         0.3                 0.2          0.4
       Other non-recurring charge                                 -        (3.3)               (2.2)        (0.9)
       Other income (expense) - net                             0.1         1.1                 (.6)         0.4
                                                              -----       -----               -----        -----

       Income (loss) before provision                           3.5       (19.7)               (5.5)        (0.8)
         for income taxes
       Provision for income taxes                               1.5        (3.3)                1.8          1.3
                                                              -----       -----               -----        -----

        Net income (loss)                                       2.0%      (16.4)%              (7.3)%       (2.1)%



Results of Operations

Three Months Ended March 31, 1996 in
Comparison to Three Months Ended March 31, 1995

Net Sales

    Net sales for the three months ended March 31, 1996 were $26.2 million, a decrease of $4.2 million from the prior year period. This decrease was due to a decrease of $4.4 million, or 26.3%, in service and other revenues partially offset by an increase of $0.2 million, or 1.7%, in computer systems sales. The decrease in service and other revenues was primarily due to the decline in computer system sales experienced in prior periods which resulted in fewer maintenance contracts, the decommissioning of older proprietary equipment by some customers, the decision by certain customers to self maintain equipment and approximately $0.2 million related to the impact of unfavorable exchange rates. Further declines for the same reasons but at a reduced rate, may continue in future periods. To mitigate this trend, the Company has launched a multi-vendor service support program and is more aggressively targeting its installed base.





                              Exhibit 99.4, Page 2

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Gross Margin

    Gross margin, as measured in dollars and as a percentage of net sales, was $10.9 million and 41.6%, respectively, for the three months ended March 31, 1996 compared to $11.4 million and 37.5%, respectively, for the prior year period. The decrease in gross margin dollars was primarily due to the aforementioned decline in net sales partially offset by cost savings resulting from the Company's operational restructurings. The increase in gross margin percentage was primarily due to cost savings resulting from the Company's operational restructurings.

Operating Income (Loss)

    Operating income for the three months ended March 31, 1996 was $1.4 million compared to operating loss of $4.7 million for the prior year period. The $6.1 million change was due to a $3.9 million reduction in operating expenses, a $2.7 million provision for restructuring recorded in the previous period partially offset by a $0.5 million decrease in gross margin.

    The $3.9 million decrease in operating expenses was primarily due to a $2.0 million decrease in selling, general and administrative expenses and a $1.9 million decrease in research and development expenses. The decrease in expenses is primarily due to cost savings resulting from the Company's operational restructurings.

Net Income (Loss)

    Net income for the three months ended March 31, 1996 was $0.5 million compared to net loss of $5.0 million for the prior year period. The $5.5 million change results from the $6.1 million increase in operating income partially offset by a $0.6 million increase in non-operating expenses. The increase in non-operating expenses was primarily due to a $1.4 million increase in the provision for income taxes and a $0.3 million decrease in other income, partially offset by a $1.0 million non-recurring charge adjusting the carrying value of the Company's Tinton Falls, New Jersey facility to its then estimated fair value which was recorded in the prior year period. The increase in the provision for income taxes is primarily due to a reduction to the prior period provision related to domestic operating losses.

Nine Months Ended March 31, 1996 in
Comparison to Nine Months Ended March 31, 1995

Net Sales

    Net sales for the nine months ended March 31, 1996 were $77.1 million, a decrease of $32.5 million from the prior year period. This decrease was due to a decrease of $22.2 million, or 38.3%, in computer systems sales and a decrease of $10.3 million, or 20.0%, in service and other revenues. The decrease in computer system sales was primarily due to reduced shipments under the U.S. Department of Commerce's Next Generation Weather Radar (NEXRAD) program and reduced sales of open systems and refurbished products. The decline in sales of open systems is primarily attributable to a decline in North America business. The decrease in service and other revenues was primarily due to the decline in computer system sales experienced in prior periods which resulted in fewer maintenance contracts, the decommissioning of equipment by some of our proprietary customers and the decision by certain customers to self maintain equipment, partially offset by approximately $0.4 million related to the impact of favorable exchange rates. Further declines for the same reasons but at a reduced rate, may continue in future periods. To mitigate this trend, the Company has launched a multi-vendor service support program and is more aggressively targeting its installed base.





                              Exhibit 99.4, Page 3

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Gross Margin

    Gross margin, as measured in dollars and as a percentage of net sales, was $32.7 million and 42.4%, respectively, for the nine months ended March 31, 1996 compared to $47.4 million and 43.3%, respectively, for the prior year period. The decrease in gross margin dollars and percentage was primarily due to the aforementioned decline in net sales partially offset by cost savings resulting from the Company's operational restructurings.

Operating Income (Loss)

    Operating loss for the nine months ended March 31, 1996 was $0.4 million compared to operating income of $1.3 million for the prior year period. The $1.7 million change was due to the aforementioned $14.7 million decrease in gross margin, partially offset by a $11.6 million reduction in operating expenses and a net reduction of $1.4 million in the provision for restructuring (a $1.3 million provision for restructuring in the current year period offset by a $2.7 million provision for restructuring in the prior year.)

    The $11.6 million decrease in operating expenses was primarily due to a $7.0 million decrease in selling, general and administrative expenses and a $5.6 million decrease in research and development expenses offset by a $1.0 million decrease in the sales and use tax credit. The decrease in expenses is primarily due to cost savings resulting from the Company's operational restructurings.

Net Income (Loss)

    Net loss for the nine months ended March 31, 1996 was $5.7 million compared to net loss of $2.3 million for the prior year period. The $3.4 million change primarily results from the $1.7 million decrease in operating income and a $1.6 million net increase in non-operating expenses. The increase in non-operating expenses was primarily due to a $0.7 million increase in non-recurring charges compared to the prior period, a $0.7 million increase in foreign exchange losses, and a $0.2 million increase in other expenses. The non-recurring charge of $1.7 million incurred during the current year period compared to the $1.0 million incurred in the prior year period related to the adjustment of the carrying value of the Company's Tinton Falls, New Jersey facility to its estimated fair value. The facility was sold during the period ended March 31, 1996.

Financial Resources and Liquidity

    The liquidity of the business is dependent on many factors, including sales volume, operating profit ratio, debt service and the efficiency of asset use and turnover. The future liquidity of the Company's business will depend to a significant extent on: 1) the actual versus anticipated decline in sales of proprietary systems and service maintenance revenue; 2) revenue growth from open systems; 3) both the related costs and the length of time to realize the anticipated benefits from the integration of the real-time businesses of the Company and HCSC; and 4) ongoing cost control actions.

    The liquidity of the business is also affected by: 1) the timing of shipments, which predominantly occur during the last month of the quarter; 2) the increasing percentage of sales derived from outside of the United States where there are generally longer accounts receivable collection patterns and which receivables are not included in the borrowing base of the Company's revolving credit facility; 3) the sales level in the United States where related accounts receivable are included in the borrowing base of the Company's revolving credit facility; and 4) the number of countries in which the Company operates resulting in the requirement to maintain minimum cash levels in each country and, in certain cases, requirements which restrict cash, such as cash supporting building rental deposits.





                              Exhibit 99.4, Page 4

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    Although the purchase of the HCSC real-time computing business and integration and consolidation of the two businesses is expected to improve Concurrent's liquidity by permitting additional borrowing availability, there can be no assurance that cash flow from the combined real-time operations will be sufficient to fund the costs of the Transaction including the business integration costs. The Company anticipates substantial costs to close the acquisition of HCSC's real-time computing business and to combine the two companies. The Company believes that it will be able to fund the cost of the Transaction, subsequent integration and ongoing operations through operating results, ongoing cost control actions, the sale of certain facilities, if required, and the existing revolving credit facility. The Transaction is expected to provide the Company with potential additional borrowing capacity under its revolving credit facility based on a higher borrowing base resulting from the combination of the real-time businesses of the two companies. The Company will also hold 683,178 shares of HCSC after the closing of the Transaction. The Company may sell or pledge all or part of this interest, subject to certain restrictions. As of March 31, 1996, this stock interest had a fair market value of approximately $11.1 million. In addition, upon the closing of the Transaction all of the Company's issued and outstanding stock options to purchase approximately 2.8 million shares of common stock will become fully vested and exercisable. The exercise of all the "in-the-money" options at the time of this filing would result in approximately $2.9 million in proceeds to the Company.

    The Company has announced that the corporate headquarters for the combined company will be in the southern Florida area. There will be significant costs in integrating the corporate management and administration functions of the companies and relocating key personnel. In addition, the Company is reviewing its options regarding the consolidation of the production and research and development facilities. If the decision is made to consolidate some or all of these functions in Florida there will be significant costs associated with personnel reductions, rehirings, and retraining of employees. The Company will also incur costs to eliminate duplicative sales/service offices throughout the world.

    The Company expects to take a material pre-tax charge and to adjust negative goodwill, as appropriate, in the quarter in which the Transaction is consummated to cover the Transaction and business integration costs. At the time of this filing, the estimated aggregate charge for these items is in the range of $28 to $31 million. Approximately $18 million of these costs are expected to be paid out in cash over the next two years (primarily fiscal year
1997), $9 to $11 million of the total charge is expected to be non- cash fixed asset carrying cost adjustments and approximately $2 million will be obligations settled using the Company's common stock. Such preliminary estimates indicate that approximately $8 million of the future cash payments are expected to be incremental to the current cash flow run-rate of the two real-time businesses on a stand alone basis combined. Such costs include Transaction expenses (such as investment banker, legal and accounting fees), employee, facility and equipment relocation costs and employee outplacement costs. The $10 million of remaining cash payments are expected to be a continuation of current funding requirements and, after their full satisfaction, will positively impact the Company's liquidity. For example, cash expenditures for employee severance costs are expected to be paid out over time without increasing payroll costs; payroll costs are expected to decline as severance payments cease. There can be no assurances as to the actual amount of these charges or adjustments, and such charges or adjustments could be higher than current estimates. In addition, there may be adjustments in future periods relating to the cost of integrating the real-time businesses of Concurrent and HCSC. However, the amount of such future adjustments cannot currently be determined.

    As of March 31, 1996, the Company had a current ratio of 1.19 to 1, an inventory turnover ratio of 4.8 times and net working capital of $7.2 million.





                              Exhibit 99.4, Page 5

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


At March 31, 1996, cash and cash equivalents amounted to $3.1 million and accounts receivable amounted to $24.9 million. The Company purposefully manages its cash and cash equivalents at minimum levels and borrows under its Revolver (as described below) as needed.

    The Company's current bank arrangement provides for a $18.0 million credit facility. The facility includes a $10.0 million term loan (the "Term Loan") and a $8.0 million revolving credit facility (the "Revolver"). At March 31, 1996, the outstanding balances under the Term Loan and the Revolver were $7.2 and $3.8 million, respectively. At March 31, 1996, the additional borrowing availability under the Revolver was $0.6 million. The outstanding balance of the Revolver is classified as a current liability. Both the Term Loan and the Revolver bear interest at the prime rate plus 2.0%. The Term Loan is payable in 36 equal monthly installments of $139,000 each, commencing August 1, 1995, with a final payment of approximately $5.0 million payable August 1, 1998; subject to certain mandatory prepayments in the event of a sale or sale/leaseback of its Oceanport and Tinton Falls New Jersey facilities. The Revolver may be repaid and reborrowed, subject to certain collateral requirements, at any time during the term ending August 1, 1998. The Company has pledged substantially all of its domestic assets as collateral for the Term Loan and the Revolver. The Company may repay the Term Loan at any time without penalty. Certain early termination fees apply if the Company terminates the facility in its entirety prior to August 1, 1998.

    On March 20, 1996, the Company completed the sale of its Tinton Falls, New Jersey facility. The net proceeds from this transaction were approximately $2.3 million. During the quarter ending September 30, 1995, the Company recorded a non-recurring charge of $1.7 million to adjust the book value of this facility to its estimated fair value of $2.3 million. At completion of this transaction, the Company made a mandatory term loan prepayment of $1.7 million, of which 50% was applied to the next six scheduled monthly principal payments through September 1996 and 50% was applied to the final maturity payment.

    The Loan and Security Agreement covering the credit facility requires lender consent to the acquisition of HCSC's real-time computing business. The Company is in discussions with the lender to obtain such consent and to modify the lending arrangement, specifically to increase the amount available under the Revolver and to modify various covenants to become effective upon the closing of the Transaction. In the event that the Transaction does not close and the Company experiences a loss prior to the effectiveness of such modifications, the Company may not be able to satisfy a certain financial covenant requirement in which case it will seek a waiver. There can be no assurance that the Company will be granted such a waiver, if necessary, or that the Company will be able to modify the lending arrangement as contemplated under the proposed Transaction.

    The Company anticipates that the capital resources available upon completion of the Transaction will be adequate to satisfy its capital requirements through June 1997, assuming quarterly net sales of the combined real-time businesses amount to approximately $30 million. The Company's future capital requirements, however, will depend on many factors, including its ability to successfully market and sell its commercial products, the cost and timing of the integration of the real-time businesses of the two companies to realize potential synergies and cost savings, and the cost of developing, marketing and selling competitive products. To the extent that the funds generated by operations are insufficient to satisfy the Company's capital requirements, the Company may seek additional equity or debt financing or obtain additional credit facilities. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and, in the case of equity or convertible debt offerings, could result in dilution to the Company's then existing shareholders. The Company is also considering various additional financing alternatives, including a possible sale, or sale and partial leaseback, of its Oceanport, New Jersey facility to improve its financial flexibility. If adequate funds are not available, the





                              Exhibit 99.4, Page 6

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Company may be required to curtail certain activities, including product development, marketing and sales activities.





                              Exhibit 99.4, Page 7